UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AptarGroup, Inc.

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 20, 2009

Dear Stockholder,

It is my pleasure to invite you to attend our annual meeting of stockholders on May 6, 2009. At the meeting, we will review AptarGroup’s performance for fiscal year 2008 and our outlook for the future.

For the first time, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet. The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone, or alternatively, to complete and return a paper proxy card as soon as possible.

I look forward to seeing you on May 6 and addressing your questions and comments.

Sincerely,

Peter Pfeiffer
President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 20, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2009 — the Proxy Statement and the 2008 Annual Report/Form 10-K are available at www.proxyvote.com.

The annual meeting of stockholders of AptarGroup, Inc. will be held on May 6, 2009 at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.	To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2012;

2.	To ratify the appointment of the independent registered public accounting firm; and

3.	Transaction of any other business that is properly raised at the meeting.

Your Board of Directors recommends a vote FOR all of the director nominees and FOR proposal 2.

Stockholders owning our common stock as of the close of business on March 12, 2009 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for AptarGroup), toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on May 6, 2009 beginning at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting, and Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice will be mailed to stockholders on or about March 20, 2009.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 12, 2009 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 12, 2009, there were 67,682,749 shares of common stock outstanding.

What am I voting on?

You are asked to vote on the following proposals:

•	To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2012

•	To ratify the appointment of the independent registered public accounting firm

The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

The Board has unanimously approved and recommends a vote FOR all of the director nominees and FOR the ratification of the appointment of the independent registered public accounting firm. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

You can vote your proxy in any of the following ways:

•	By Internet: AptarGroup encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials.

•	By Telephone: You can vote by touch tone telephone by following the instructions on the proxy card.

•	By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the prepaid envelope which accompanied that proxy card.

When voting to elect directors, you have three options:

•	Vote for all nominees

•	Vote for only some of the nominees

•	Withhold authority to vote for all or some nominees

When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

•	Vote FOR a given proposal

•	Vote AGAINST a given proposal

•	ABSTAIN from voting on a given proposal

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all four nominees for director

•	FOR the ratification of the appointment of the independent registered public accounting firm

You can revoke your proxy at any time before it is exercised by any of the following methods:

•	Entering a new vote by Internet or telephone

•	Writing to AptarGroup’s Corporate Secretary

•	Submitting another signed proxy card with a later date

•	Voting in person at the annual meeting

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup’s common stock on March 12, 2009. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the proposal regarding the election of directors and the ratification of the appointment of the independent registered public accounting firm. Any unvoted shares are called “broker non-votes”.

How many votes are required to approve each proposal?

The four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the proposal regarding the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I reduce the environmental impact of our annual meeting by requesting electronic delivery of annual meeting materials?

We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by visiting www.proxyvote.com. Please follow the Vote By Internet instructions on the proxy card or the Notice of Internet Availability of Proxy Materials and you will be provided with the opportunity to choose electronic delivery for future meeting materials.
Following are the proposals to be voted on at this year’s annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, three of whom are currently serving as directors and one new nominee, to be elected for a new term expiring at the 2012 annual meeting. The Corporate Governance Committee of the Board of Directors engaged the executive search firm Egon Zehnder International for the purpose of indentifying potential director nominee candidates. As a result of this engagement, the new nominee, Mr. Ralf K. Wunderlich, was referred to the Corporate Governance Committee for evaluation and consideration. Mr. Wunderlich has been nominated to replace Mr. Gruska who served on the Board since 1993 and is not standing for election in 2009.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2012

	Director
Name	Since	Age	Principal Occupation and Directorships

Stefan A. Baustert	2006	53	Mr. Baustert is a member of the Managing Board of Singulus Technologies AG (optical storage media) (“Singulus”) and became the President and Chief Executive Officer of Singulus in 2006. From 2003 to the present, Mr. Baustert has been the Chief Financial Officer (“CFO”) of Singulus. From 1997 to 2002, he was the CFO and a member of the Managing Board of E-Plus Mobilfunk GmbH & Co. KG (mobile communications equipment and services).
Rodney L. Goldstein	2003	57	Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.
Leo A. Guthart	1993	71	Mr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc.
Ralf K. Wunderlich	—	42	Mr. Wunderlich has been President and Managing Director of LINPAC Packaging Ltd. (packaging division of LINPAC GROUP Ltd.) since 2008. From 2005 to 2007, he was President of Alcan Packaging, Global Tobacco. From 2002 to 2005 Mr. Wunderlich was President of Alcan Packaging, Asia & Pacific (Alcan is now part of Rio Tinto). Mr. Wunderlich is also a director of LINPAC GROUP.

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2010

	Director
Name	Since	Age	Principal Occupation and Directorships

Alain Chevassus	2001	64	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000.
Stephen J. Hagge	2001	57	Mr. Hagge is the Executive Vice President, Chief Operating Officer, and Secretary of AptarGroup. He was appointed Chief Operating Officer in 2008 and has been Executive Vice President, and Secretary of AptarGroup since 1993. He served as Chief Financial Officer from 1993 to 2008.
Carl A. Siebel	1993	74	Mr. Siebel is the Chairman of the Supervisory Board of Gütermann SE (a textile company). Mr. Siebel served as President and Chief Executive Officer of AptarGroup from 1996 to 2007.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2011

King W. Harris	1993	65	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments) and a Senior Executive at Chicago Metropolis 2020 (civic organization). Mr. Harris is also a director of Alberto-Culver Co. (a health and beauty products company).
Peter H. Pfeiffer	1993	60	Mr. Pfeiffer was appointed President and Chief Executive Officer of AptarGroup in 2008. Prior to this appointment, Mr. Pfeiffer had been Vice Chairman of the Board since 1993.
Dr. Joanne C. Smith	1999	48	Dr. Smith is a physician at the
			Rehabilitation Institute of Chicago (“RIC”) and became RIC’s President and Chief Executive Officer in 2006. From 2005 until 2006, Dr. Smith was President of RIC’s National Division and from 2002 to 2005, she served as RIC’s Senior Vice President, Corporate Strategy. Dr. Smith is also a director of Hill-Rom, Inc. (healthcare, medical technology industries).

CORPORATE GOVERNANCE

AptarGroup’s corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board of Directors Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptargroup.com. Stockholders may obtain copies of these documents, free of charge, by sending a written request to our principal executive office at: 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Corporate Governance Principles

The Board of Directors (“Board”) has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board of Directors to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

Ethical business conduct is a shared value of our Board, management and employees. AptarGroup’s Code of Business Conduct and Ethics applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup’s business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its web site. As of the date of the mailing of this proxy statement, there are no such amendments or waivers.

Board Structure

The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under “Independence of Directors”. Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that seven out of ten current directors and the new director nominee are independent in accordance with the New York Stock Exchange listing standards. Those individuals determined to be independent are: S. Baustert, A. Chevassus, R. Goldstein, R. Gruska, L. Guthart, K. Harris, J. Smith, and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

•	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

•	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).

•	The director is a current employee of such Firm.

•	The director has an immediate family member who is a current employee of such Firm and who the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

•	The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company’s, or any executive officer’s, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board considers the following to be immaterial when making independence determinations:

•	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

•	Investments by Messrs. Harris and Siebel in a private equity fund managed by Mr. Guthart which, in the aggregate, are less than 1% of the fund’s total net asset value.

•	Mr. Harris’ membership on the Board of Directors of Alberto-Culver Co., a customer of AptarGroup.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers. Executive sessions are led by a “Presiding Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Secretary at AptarGroup’s principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters — Stockholder Proposals” for a director nomination.

In identifying and evaluating nominees for Director, the Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee’s character, judgment, business experience and acumen. In addition to nominees recommended by stockholders, the Committee also considers candidates recommended by management or other members of the Board. The Committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any other nominee. The Committee may engage outside advisors to identify potential director nominee candidates from time to time.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup’s principal executive offices at 475 West Terra Cotta

Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup’s independent directors.

Audit Committee

The Board has determined that each member of the Audit Committee (Messrs. Baustert, Goldstein, Guthart and Gruska) is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board has also determined that Messrs. Baustert, Goldstein and Guthart qualify as “audit committee financial experts” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board considered, among other things, the relevant experience of Messrs. Baustert, Goldstein and Guthart as described under “Election of Directors.” The Audit Committee operates under a written charter that complies with all regulatory requirements.

This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup’s annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup’s external auditor and is responsible for the appointment, retention, termination, compensation and oversight of the external auditor. This committee also reviews AptarGroup’s process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics. The Audit Committee also approves or ratifies all related party transactions in excess of $120,000.

Compensation Committee

The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executives. This committee may not delegate its authority. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation. For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis”.

The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, bonus and equity compensation. In addition, this committee receives compensation market survey information from the Vice President of Human Resources, including information prepared by compensation consulting firms. For a further discussion of compensation information provided to the Compensation Committee by management, see our “Compensation Discussion and Analysis”.

Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. This committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management, including information prepared for management by outside advisers. The Compensation Committee intends to engage outside advisers to perform such work from time to time and at least once every three years.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of the Board who served on the Compensation Committee in 2008 (Messrs. Chevassus, Gruska, Guthart and Harris) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by AptarGroup under the SEC’s rules requiring disclosure of certain relationships and related party transactions. Mr. Pfeiffer, President and Chief Executive Officer, and Mr. Hagge, Executive Vice President and Chief Operating Officer, participate in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. Messrs. Pfeiffer and Hagge may make suggestions or recommendations during these discussions, however all deliberations and determinations regarding the compensation of our executive officers are made solely by the Committee.

Corporate Governance Committee

The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. This committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee. In identifying and evaluating nominees for director, this committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. This committee may also take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee’s character, judgment, business experience and acumen.

The Corporate Governance Committee develops and recommends to the Board AptarGroup’s corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Executive Committee

The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD MEETING ATTENDANCE

The Board met 7 times in 2008. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Harris, Pfeiffer and Hagge attended the 2008 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD
Name	Corporate Governance		Audit		Compensation		Executive
S. Baustert (I)			X

A. Chevassus (I)					X

R. Goldstein (I)	X		X

R. Gruska (I)			X		X

L. Guthart (I)			X	*	X	*

S. Hagge							X

K. Harris (I)	X	*			X		X	*

P. Pfeiffer							X

C. Siebel							X

J. Smith (I)	X

Number of Meetings in Fiscal 2008	4		9		5		4

X* — Chairperson; (I) — Independent Director

BOARD COMPENSATION

Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

•	an annual retainer of $24,000, payable $6,000 per quarter

•	a fee of $3,500 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

•	a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

•	an annual retainer of $5,000 for the Chairpersons of the Audit and Compensation Committees

•	an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings.

Amounts in the following discussion have been adjusted for a 2-for-1 stock split that was made May 9, 2007. Pursuant to the 2004 Director Stock Option Plan, on May 9, 2005, each non-employee director at that time was granted a non-qualified option to purchase 16,000 shares of common stock at an exercise price of $25.66 per share. On May 8, 2006, Mr. Baustert (who became a non-employee director on May 3, 2006) was granted a non-qualified option to purchase 12,000 shares of common stock at an exercise price of $27.18 per share. On May 5, 2008, Mr. Siebel (who became a non-employee director on January 1, 2008 following his retirement as President and Chief Executive Officer) was granted a non-qualified option to purchase 4,000 shares of common stock at an exercise price of $44.16 per share after becoming a non-employee director on January 1, 2008 (the grant date fair value is the amount reflected in the table below). Of the option shares granted to each non-employee director, 4,000 shares became exercisable six months after the date of grant and an additional 4,000 shares became exercisable on the earlier of each anniversary of the date of grant or the day before each annual meeting of stockholders. Under the 2004 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash
	($)
		Board	Total Fees
		Meeting and	Earned
	Annual	Committee	or Paid in	Option
	Retainer	Related Fees	Cash	Awards	Total
Name	($)	($)	($)	($) (1)(2)	($)
S. Baustert	24,000	25,000	49,000	21,575	70,575

A. Chevassus	24,000	21,250	45,250	18,555	63,805

R. Goldstein	24,000	30,000	54,000	18,555	72,555

R. Gruska	24,000	30,250	54,250	18,555	72,805

L. Guthart	24,000	39,250	63,250	18,555	81,805

S. Hagge	—	—	—	—	—

K. Harris	110,000	—	110,000	18,555	128,555

P. Pfeiffer	—	—	—	—	—

C. Siebel	24,000	21,500	45,500	48,318	93,818

J. Smith	24,000	21,000	45,000	18,555	63,555

(1)	Option Award amounts represent the expense recorded in AptarGroup’s financial statements in 2008 as determined pursuant to Statement of Financial Accounting Standards 123R (“FAS 123R”). Assumptions used in the calculation of the expense related to stock options granted can be found in Note 15, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2008, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009 (“AptarGroup’s Financial Statements”). The compensation expense included above has not been reduced by any assumption of forfeiture.

(2)	The aggregate number of options outstanding as of December 31, 2008 for each non-employee director is as follows: S. Baustert — 12,000, A. Chevassus — 4,000, R. Goldstein — 24,000, R. Gruska — 12,000, L. Guthart — 32,000, K. Harris — 32,000, C. Siebel — 1,176,000 (4,000 of which were granted under the 2004 Director Stock Option Plan in 2008), and J. Smith — 32,000.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

AptarGroup is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as AptarGroup’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP has audited AptarGroup’s consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2008 and 2007 fiscal years and for other services rendered during the 2008 and 2007 fiscal years to AptarGroup and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	2008	% of Total	2007	% of Total

Audit Fees	$2,807,000	96%	$2,778,000	99%
Audit-Related Fees	105,000	3%	0	—
Tax Fees	20,000	1%	20,000	1%
All Other Fees	0	—	8,000	—

Total Fees	$2,932,000	100%	$2,806,000	100%

Audit Fees primarily represent amounts billed for the audit of AptarGroup’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, and statutory audit requirements at certain non-U.S. locations, and for work related to the effectiveness of internal controls over financial reporting.

Audit-Related Fees in 2008 include agreed upon procedures for pre-implementation reviews of certain information systems.

Tax Fees primarily represent amounts billed for tax compliance and preparation services including federal, state and international tax compliance, assistance with tax audits and appeals, and tax work related to foreign entity statutory audits.

Other Fees in 2007 represent the cost of reference materials.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit service to be performed by AptarGroup’s independent registered public accounting firm. These services are pre-approved by the entire Audit Committee.

The Board and the Audit Committee recommend votes FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2009.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Introduction

We are a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. We have operations located throughout the world including North America, Europe, Asia and South America. Our senior management team is a diverse group of experienced executives who are based in the United States and in Europe. Accordingly, because certain executive officers reside in Europe, our compensation programs reflect local customary practices in order for us to retain and motivate the best executive talent around the globe. Named executive officers (“NEOs”) who reside in Europe include Mr. Pfeiffer, our President and Chief Executive Officer (“CEO”), Mr. de Pous, President of our Beauty & Home segment, and Mr. Fourment, President of our Pharma segment. The salary and bonus amounts for Mr. Pfeiffer are denominated in U.S. dollars while the salary and bonus amounts for Messrs. de Pous and Fourment are denominated in Euros (and translated to U.S. dollars using the average exchange rate for the year for salaries, and for their 2008 bonuses, the spot exchange rate in February 2009 on the day bonuses were determined). Our other three current NEOs are Messrs. Hagge, Ruskoski and Kuhn, each of whom resides in the United States. Mr. Hagge is our Chief Operating Officer (“COO”) and was our Chief Financial Officer (“CFO”) and principal financial officer since 1993 until the appointment of Mr. Kuhn to the role of CFO on September 30, 2008. Mr. Ruskoski is the President of our Closures segment.

Our compensation program objectives are, first and foremost, to fairly reward them for growing our business and returning value to stockholders, and secondly, to retain our experienced leaders. The low turnover rate at our senior management level has been a critical factor in the consistency of our performance over the past 15 years. We believe that one of AptarGroup’s competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group. AptarGroup’s NEOs for 2008 have been employed by the Company, on average, for over 20 years.

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site located at: www.aptargroup.com. Under this charter, the Committee has the authority to retain outside advisers as deemed necessary. The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange.

Following is a discussion and analysis of the compensation program in place for our NEOs for 2008. It includes information regarding how compensation is determined, each element of compensation, and an analysis of these elements.

Compensation Determination

The Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Committee considers the value in the long-term experience of our senior management team and the importance of retaining them. The Committee also reviews past compensation levels when setting current levels. Although the Committee does not solely rely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe compensation data and surveys are important in order to confirm the competitiveness of the Company’s compensation levels. Although the Committee uses its judgment and past experience to determine appropriate compensation for each executive, the Committee has historically intended to create a compensation package for NEOs that generally delivers combined salary, bonus, and long-term incentives, including equity awards, that is between the 50th and 75th percentile of similar amounts delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to AptarGroup.

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of equity awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup’s leaders are personally sensitive to and aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options and, to a lesser degree, restricted stock units. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

When determining the compensation of executive officers other than the CEO, the Committee reviews recommendations furnished by the CEO, including salary and option grant level recommendations. In addition, the Committee reviews compensation survey information prepared for the Company by Towers Perrin, a compensation consulting firm, each year for the CEO, COO and CFO positions, and, every two years for executive officer positions other than those previously mentioned. The compensation elements evaluated by Towers Perrin are base salary, annual cash incentive compensation (bonus) and long-term incentive compensation. The Committee also refers to compensation survey information provided by other firms from time to time, but considers the survey information provided by Towers Perrin to be the most significant survey information when deliberating compensation levels.

For the U.S.-based executives, salary and bonus information provided by Towers Perrin is based on its U.S. Executive Compensation Database, a survey of over 800 companies from all industries. Data are adjusted to AptarGroup’s revenue size using regression analysis (based on AptarGroup’s revenue and the respective position’s responsibilities, as summarized below). Long-term incentive compensation information is derived from Towers Perrin’s U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (approximately 80 companies).

For the French-based executives, both U.S. and French Market data are reviewed. The U.S. Towers Perrin data relies on the same sources and adjustments as mentioned above. All French Towers Perrin data is based on Towers Perrin’s French Top Executive Survey, which includes approximately

60 companies. French market data are adjusted to reflect the revenue size of AptarGroup’s French operations.

For both the U.S. and French market data, given the adjustments made to the data to reflect AptarGroup’s business and revenue size, the Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Committee.

The information related to base salary and annual cash incentive compensation that was provided by Towers Perrin in 2008 was regressed based on the following annual revenue responsibilities, which are representative of AptarGroup’s approximate size:

•	CEO, COO and CFO: corporate revenues of approximately $2.3 billion,

•	President of the Beauty & Home segment: group/segment revenues of approximately $1 billion,

•	President of the Closures segment: group/segment revenues of approximately $500 million, and

•	President of the Pharma segment: group/segment revenues of approximately $400 million.

Our Vice President of Human Resources, annually provides the Committee with the following information relating to the positions of CEO, COO and CFO:

•	Individual compensation data for the current and past 2 years.

•	Competitive market survey data compiled by Towers Perrin as described above, showing the 50th and 75th percentiles for base salary, annual cash incentive, and long-term incentive compensation including equity awards.

•	Exhibits from the Survey Report on Top Management Compensation prepared by Watson Wyatt, a compensation-consulting firm. The exhibits used include average base salary, bonus and long-term incentive compensation information of approximately 350 U.S. non-durable manufacturing companies. The exhibits also indicate the 25th and 75th percentiles of each compensation element.

•	A copy of “Pay Increase Trends (%)” from the Global Compensation Planning Report, prepared annually by Mercer Human Resource Consulting. This section of the report includes information on actual and projected global salary trends by country.

•	Compensation information for comparable positions disclosed in the proxy statements of the following publicly traded packaging companies: Bemis Co., Inc., Silgan Holdings, Inc., and West Pharmaceutical Services, Inc. These companies were selected because they operate in industries similar to AptarGroup’s and because of their proximity in size to AptarGroup when considering annual revenue and market capitalization.

Periodically, the Committee retains outside advisers to validate and compare compensation information and recommendations it has received from management. In 2007, the Committee engaged the

Hay Group, a compensation consulting firm, in order to confirm the Towers Perrin compensation survey data. The review was completed in 2008 and included, among other things, interview sessions with executive officers and the determination of a point value for each position based on its relative value to our organization. The Hay Group point system is a proprietary methodology that includes the evaluation of specific job responsibilities and duties including know-how, problem solving and accountability, and the relative size of our organization. The relative point values assigned to each position are then compared to information derived from Hay Group’s Executive Compensation Report — General Market, a survey of over 600 companies from all industries. The results of the Hay Group’s review satisfied the objective of confirming the relevant compensation ranges provided by Towers Perrin. The Committee intends to engage outside advisers to perform similar work from time to time but at least once every three years.

Elements of Our Compensation Programs

Cash Compensation:

•	Salary

•	Annual Bonus (including non-equity incentive compensation)

Equity-based Compensation:

•	Stock options

•	Restricted Stock Units (“RSUs”)

Other:

•	Post-termination compensation (including severance, pension plans, profit sharing and savings plans)

•	Perquisites

Salary.  We believe that competitive salaries play an integral part in attracting and retaining executive talent.

Annual Bonus.  We believe that the bonus plans accomplish the important objective of rewarding short-term performance. Additional information on the Company’s bonus plans can be found under the heading “Analysis of Our Compensation Programs.” To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual cash bonus in the form of RSUs. If an executive elects to receive a portion of his or her bonus in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the New York Stock Exchange on the date of grant.

Equity-based Compensation.  Equity awards granted to our NEOs are made pursuant to our Stock Awards Plans (the “SAP”) which have been approved by stockholders. While the SAP provides for awards in the form of stock options, restricted stock, RSUs, and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, restricted stock units, issued to NEOs at their election in lieu of a portion of their cash bonus as described above. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation. Both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period.

Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP’s terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

All option awards made to NEOs or any other employee are authorized by the Committee. The Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, on a single date each year. For 11 out of the last 12 years, the Committee has granted these annual awards at its regularly scheduled meeting in January. The one exception relates to the Committee’s decision to delay the granting of options in 2004 until stockholders approved the 2004 Stock Awards Plan, in which case the Committee granted options in June of that year. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made on a consistent basis and therefore has maintained this approach over the past decade.

While NEO option awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, generally in connection with the initial hiring of a new executive officer or key employee.

RSUs convert into shares of our common stock if the recipient is still employed by us or is an AptarGroup retiree on the date that RSUs vest. RSUs granted under the SAP vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

Post-termination compensation.  The employment agreements of Messrs. Pfeiffer, Hagge, and Ruskoski provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Committee’s decisions concerning other compensation elements. The employment agreements of Messrs. de Pous and Fourment provide for guaranteed minimum salary levels, non-competition clauses, and customary benefits under the French Collective Bargaining Agreement of the Plastics Industry. The Company does not have an employment agreement with Mr. Kuhn; however, it does have a change in control severance agreement with him and he is entitled to certain benefits that are customary to senior executives. We believe the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typically seen at other companies with revenues similar to those of AptarGroup.

We also offer pension, profit sharing and savings plans to our employees. We believe that the pension plans and retirement agreements are an important part of our NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders. The increase in the present value of Mr. Pfeiffer’s accumulated pension benefit in 2008 is the result of the increase in his annual salary upon becoming CEO effective January 1, 2008.

Additional information regarding our pension plans is found under “Pension Benefits” and information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2008, is found under “Potential Payments Upon Termination of Employment”.

We maintain profit sharing and savings plans for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

U.S. Employees

We have a tax-qualified retirement savings plan (“U.S. Savings Plan”) that is available to our employees, including Messrs. Hagge, Ruskoski and Kuhn. Employees may contribute a percentage of their pre-tax earnings (limited by anti-discriminatory rules and regulations) to the U.S. Savings Plan and we will make a matching contribution equal to $0.50 for each $1 contributed by our employees, up to a maximum matching contribution of 3% of the employee’s earnings. Annual contributions are in accordance with IRS regulations and limits. Amounts held in the U.S. Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Non-U.S. Employees

Certain employees, including Messrs. de Pous and Fourment, participate in local profit sharing and savings plans depending on the country of residence.

We do not have deferred compensation plans.

Perquisites.  Perquisites have historically been insignificant in comparison to total NEO compensation and therefore generally do not affect the decisions of the Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, financial advisory services, and supplemental life insurance, among others. The Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

AptarGroup’s compensation programs for our NEOs are designed to support our overall objectives of growing our business, increasing stockholder value and retaining our long-term, experienced senior management team. In order to achieve these objectives, the Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity awards also allows the Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

The program’s specific objectives are as follows:

A Substantial Portion of NEO Compensation Should Be Performance-Based.  Our compensation program is designed to reward AptarGroup’s short-term and long-term performance. In addition to base salary, the two largest components of total NEO compensation are annual performance bonus amounts and stock option grants. Annual bonus amounts, which are paid in cash or, at the election of the executive officer, paid in cash and RSUs, are meant to reward our NEOs for current year results. Annual bonuses of the NEOs, are based on formulas described under “Bonus Plans” below. Stock option awards, which vest ratably over a three-year period and have a ten-year expiration life, and RSUs which are awarded in lieu of annual bonus amounts and that vest ratably over a three-year period, are meant to reward our NEOs for the long-term success and growth of our company. Accordingly, such equity awards are considered performance-based compensation.

When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation. AptarGroup is required to record expense related to equity awards according to specific rules contained in the Financial Accounting Standard 123R (“FAS 123R”). According to those rules, the expense related to equity awards granted to our retirement eligible employees (as defined in our Stock Awards Plan that has been approved by stockholders) must be recorded in full in the year of grant, while expense related to equity awards granted to employees not yet retirement eligible, is recorded over the vesting period of three years. Therefore the amount of equity award compensation included in the Summary Compensation Table included in this proxy statement, will depend on the retirement eligibility of each NEO. Current NEOs other than Messrs. Fourment and Kuhn are all retirement eligible.

Taken together, the combined annual bonus amount (cash bonus only), and stock award (including any RSUs awarded in lieu of cash bonus) and option values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R), represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2008: 74% for Mr. Pfeiffer, 70% for Mr. Hagge, 60% for Mr.de Pous, 59% for Mr. Ruskoski, 60% for Mr. Fourment, and 46% for Mr. Kuhn.

The graphs below illustrate the amount of performance-based compensation (bonus and equity awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

Pfeiffer	Hagge

de Pous	Ruskoski

Fourment	Kuhn

A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.  Awarded stock option and RSU values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R) represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2008: 48% for Mr. Pfeiffer, 43% for Mr. Hagge (includes 3% related to RSUs granted in lieu of cash bonus at the election of the officer and 40% related to stock options), 44% for Mr. de Pous, 49% for Mr. Ruskoski (includes 5% related to RSUs granted in lieu of cash bonus and 44% related to stock options), 33% for Mr. Fourment, and 17% for Mr. Kuhn.

When including stock options that are exercisable within 60 days of March 12, 2009 (date of record for voting at the annual meeting), AptarGroup’s executive officers and directors, as a group, own approximately 7% of the outstanding shares of our common stock.

Cash Compensation

Base Salary.  We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary levels of the CEO, COO and CFO are established by the Committee each January after evaluating individual performances and discussing the information provided by the Vice President of Human Resources and the recommendations of the CEO as discussed earlier. The salary levels of other NEOs, are also set each January after evaluating and discussing the recommendations of our CEO, and reviewing any relevant market survey information for the other NEO positions. For executive officers with employment agreements, a minimum level of salary is sometimes specified in the agreement. In January 2009, the Committee determined that the salaries of Messrs. Pfeiffer and Hagge would not increase from the prior year levels of $800,000 and $600,000, respectively, and established the 2009 salary levels for the other NEOs as follows with the respective increases over the prior year noted in parentheses: Mr. de Pous — $365,750 (3.8%), Mr. Ruskoski - $390,000 (1.3%) , Mr. Fourment — $365,750 (3.8%), and Mr. Kuhn — $330,000 (10%). The salaries for Messrs. de Pous and Fourment are denominated in Euro and converted at the exchange rate on January 16, 2009, which was the date the Committee made the determination. The increases noted in parentheses for Messrs. de Pous and Fourment are the local currency salary increases.

Bonus Plans.

The Committee has determined that the minimum annual cash bonus amount that can be awarded to each NEO is zero. The Committee believes that the annual cash bonus amounts should reflect AptarGroup’s financial performance, and accordingly, if AptarGroup’s results declined significantly, it should be possible that no annual cash bonus be awarded to the NEOs. The Committee has determined that the maximum annual cash bonus amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $2 million. The Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such bonus awards.

The 2008 bonuses of Messrs. Pfeiffer and Hagge, and a portion of Mr. Kuhn’s 2008 bonus were based on a two-part bonus formula that includes the following elements:

•	AptarGroup’s earnings per share, and

•	AptarGroup’s return on equity

The Committee believes the bonus elements for the CEO, COO and CFO should be closely aligned with stockholders’ interests and accordingly, selected the above two elements which are each integral drivers of stockholder value.

The bonus programs for the other NEOs, each of whom is a president of one of AptarGroup’s three business segments, are based on a four-part bonus formula that includes the following elements:

•	AptarGroup’s earnings per share,

•	AptarGroup’s return on equity,

•	Business segment earnings before interest and taxes (“EBIT”), and

•	Ratio of business segment EBIT to capital

The Committee believes that it is important to award bonuses to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment-specific performance elements. The Committee believes that AptarGroup’s earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents’ bonuses with the interests of stockholders. The Committee also believes that each segment president should be rewarded for increasing the profits of their respective segment and, consequently, segment EBIT is one of the bonus elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the bonus program for segment presidents includes an element for the respective segment’s EBIT to capital ratio.

Rather than setting thresholds with automatic awards, the bonus formulas are designed to be flexible and will provide for awards of 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is determined. These baseline percentages are then increased or decreased depending on our actual results as described below.

Analysis of bonus elements for the CEO and COO:

•	AptarGroup’s earnings per share (“EPS”): If EPS equals the average of the highest EPS of three out of the past four years (“Baseline EPS”), a baseline bonus of 30% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this bonus element percentage would be between 0% and 30% of salary. If EPS were at or moderately above the Baseline EPS, this bonus element percentage would be expected to be between 30% and 60% of salary. If EPS were significantly above the Baseline EPS, this bonus element percentage would be expected to be between 60% and 90% of salary. Given the strong performance of AptarGroup in 2008 when earnings per share reached an all-time high of $2.18, this bonus element percentage for 2008 was approximately 79% of salary.

•	AptarGroup’s return on equity(“ROE”): For this element, a 10% ROE is the Baseline Ratio and would result in a baseline bonus of 15% of salary. This baseline bonus percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no bonus percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this bonus element percentage would be expected to be between 15% and 30% of salary. If this ratio was significantly above the Baseline Ratio, this bonus element percentage would be expected to be between 30% and 35% of salary. Given the improved performance of AptarGroup in 2008, this bonus element percentage for 2008 was approximately 24% of salary.

Analysis of bonus elements for the CFO:

•	AptarGroup’s EPS and AptarGroup’s ROE: For the CFO, these elements are 75% of the same elements as described above for the CEO and COO. Also, because Mr. Kuhn was appointed CFO on

September 30, 2008, one fourth of his total 2008 bonus was based on the above elements in relation to his salary after September 30, 2008, which was $300,000 on an annualized basis. The remaining three fourths of Mr. Kuhn’s 2008 bonus were based on a combination of corporate and Beauty & Home segment elements according to his duties and responsibilities. This portion of his 2008 bonus was based upon his salary before his appointment as CFO which was $220,000 on an annualized basis.

Analysis of bonus elements for the business segment presidents:

•	AptarGroup EPS: If EPS equals the average of the highest EPS of three out of the past four years (“Baseline EPS”), a baseline bonus of 5% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this bonus element percentage would be between 0% and 5% of salary. If EPS were at or moderately above the Baseline EPS, this bonus element percentage would be expected to be between 5% and 15% of salary. If EPS were significantly above the Baseline EPS, this bonus element percentage would be expected to be between 15% and 25% of salary. Given the performance of AptarGroup in 2008 when earnings per share reached an all-time high of $2.18, this bonus element percentage for 2008 was approximately 21% of salary.

•	AptarGroup’s “ROE”: For this element, a 10% ROE is the Baseline Ratio and would result in a baseline bonus of 5% of salary. This baseline bonus percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no bonus percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this bonus element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this bonus element percentage would be expected to be between 10% and 15% of salary. Given the performance of AptarGroup in 2008, this bonus element percentage for 2008 was approximately 8% of salary.

•	Business segment EBIT: If segment income equals the average of the highest three out of the past four years (“Baseline Average”), a baseline bonus of 6% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the Baseline Average, this bonus element percentage would be between 0% and 6% of salary. If segment income were at or moderately above the Baseline Average, this bonus element percentage would be expected to be between 6% and 25% of salary. If segment income were significantly above the Baseline Average, this bonus element percentage would be expected to be between 25% and 45% of salary. The economic downturn in the second half of 2008 affected both our Beauty &Home and Closures segments. However, the 2008 EBIT level of our Beauty & Home segment was moderately above the Baseline Average and, consequently, the bonus element percentage for 2008 was 18% of salary. Our Closures segment’s EBIT level was below the Baseline Average and consequently, the bonus element percentages was 5% of salary. The 2008 results of our Pharma segment were significantly above the Baseline Average and, consequently, the bonus element percentage for 2008 was 40% of salary.

•	Segment EBIT to capital ratio: For our Beauty & Home and Closures segments, if the segment EBIT to capital ratio equals the highest ratio of the past two years (“Baseline Ratio”), the following baseline bonus of percentages are awarded to the respective segment’s president: Beauty & Home segment — 8% of salary, Closures segment — 10% of salary. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Ratio. For example, if the segments’ EBIT to capital ratios were at or below their respective Baseline Ratios, the range for this bonus element percentage would be between 0% and 10% of salary. If the segments’ EBIT to capital ratios were at or moderately above their respective Baseline Ratios, the range for this bonus element percentage would be expected to be between 10% and 20% of salary. If the segments’ EBIT to capital ratios were significantly above their respective Baseline Ratios, the range for this bonus element percentage would be expected to be between 20% and 30% of salary. In light of the relative segment performances referred to in the above bonus element, the EBIT to capital ratio bonus element percentages awarded to the respective segment’s president were as follows: Beauty & Home segment — 3% of salary, Closures segment — 4% of salary.

For our Pharma segment president, this bonus element is based upon achieving certain fixed levels of EBIT to capital ratios. The range of the bonus element percentage is 0% to 12% of salary. Given the strong performance of our Pharma segment as mentioned earlier, the bonus element percentage awarded to the Pharma segment president in 2008 was 12% of salary.

In 2008, the mix of salary versus bonus for the NEOs is represented in the following graphs. Bonus amounts include cash bonus and any deferred bonus taken in the form of RSUs.

Pfeiffer	Hagge

de Pous	Ruskoski

Fourment	Kuhn

Equity Compensation

As described above, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs with those of our stockholders. AptarGroup is required to record expense related to equity awards according to specific rules contained in FAS 123R.

The amount of compensation provided in the form of equity awards as determined by the Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive’s cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to motivate the NEOs to pursue specific short and long-term performance goals. For 2008, total equity compensation (comprised of the value of stock options and RSUs granted) represented approximately 43% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, cash bonus, and other compensation) represented approximately 57% of total compensation (excluding changes in pension benefit valuations).

Stock Ownership and Trading Guidelines

In January 2009, the Committee approved stock ownership guidelines for executive officers. Under the guidelines, the executive officers must own Company common stock and/or hold restricted stock units representing a value that is as follows: for the CEO, three times his base salary; for the COO, two times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within five years from the measurement date of January 1, 2009. Each NEO satisfied these guidelines as of January 1, 2009.

We have an Insider Trading Policy that applies to senior management, including the NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Generally, it also establishes a blackout window that prohibits senior management from entering into transactions regarding our common stock from 30 days prior to the date of a regularly scheduled financial press release, through 24 hours after such release (excluding the exercise of a vested stock option with which shares are purchased under the option but not sold). We may impose additional blackout periods from time to time, if we believe it is necessary.

Tax Considerations

Section 162(m) of the U.S. IRS Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the four other most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is performance-based, as defined in Section 162(m). It is our general policy to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). In accordance with this policy, in 2008, stockholders approved AptarGroup’s Annual Bonus Plan, thereby permitting annual cash bonuses to be exempt from the deduction limit. Historically, U.S. covered compensation has not exceeded IRS Code Section 162(m) limits. Because Mr. Pfeiffer currently resides in Europe, only portions of his compensation is considered U.S. covered compensation, none of which has exceeded IRS Section 162(m) limits. None of the compensation of Messrs. De Pous and Fourment’s is considered U.S. covered compensation.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AptarGroup, Inc. oversees AptarGroup’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Proxy Statement to be filed in connection with the Company’s 2009 Annual Meeting of Stockholders.

Compensation Committee

Leo A. Guthart (Chair)
Alain Chevassus
Ralph Gruska
King W. Harris

Summary Compensation Table

The table below contains compensation information for our current President and CEO, COO and CFO, and the top three compensated other executive officers of AptarGroup. The bonus amounts and non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of AptarGroup were completed. Stock awards are related to the executive’s election to receive a portion of the annual non-equity incentive compensation plan amount in the form of restricted stock units in lieu of cash. All of the NEOs, other than Messrs. Fourment and Kuhn, are deemed retirement eligible as defined by the Stock Awards Plans that have been approved by stockholders. In accordance with FAS 123R, any equity award granted to a retirement eligible NEO reflects the full value of that award. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2008, see our “Compensation Discussion and Analysis”.

SUMMARY COMPENSATION TABLE
							Changes in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Peter H. Pfeiffer,	2008	800,000	—	—	1,553,100	824,000	2,253,288	30,793	5,461,181
President and Chief	2007	550,000	650,000	—	1,803,767	—	—	36,124	3,039,891
Executive Officer	2006	525,000	480,000	—	1,844,928	—	249,425	31,427	3,130,780

Stephen J. Hagge
Executive Vice	2008	600,000	—	60,000	826,650	568,000	243,772	23,322	2,321,744
President, Chief Operating Officer and
Secretary (Chief	2007	420,000	525,000	60,000	901,880	—	133,834	12,362	2,053,076
Financial Officer
until September 30, 2008)	2006	400,000	385,000	60,000	922,462	—	74,963	12,112	1,854,537

Olivier de Pous,
President, Aptar	2008	389,550	—	—	450,900	170,925	330,547	21,618	1,363,540
Beauty and Home

Eric Ruskoski,	2008	385,000	—	52,680	450,900	102,400	173,841	27,904	1,192,725
President, Aptar	2007	354,300	—	43,200	438,055	154,600	126,082	21,194	1,137,431
Closures	2006	340,000	—	—	448,054	146,200	67,764	11,473	1,013,491

Olivier Fourment,
President, Aptar Pharma	2008	389,550	—	—	334,407	276,899	121,052	21,618	1,143,526

Robert W. Kuhn,
Executive Vice President and Chief Financial Officer (effective September 30, 2008)	2008	237,423	—	—	75,738	131,400	39,206	7,750	491,517

(1)	Bonus amount for Messrs. Pfeiffer and Hagge in 2007 and 2006 were at the discretion of the Compensation Committee.

(2)	Stock Award compensation represents the value of RSUs granted in lieu of cash, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the bonus or non-equity incentive compensation plan amount that was taken in the form of RSUs in lieu of cash. RSUs vest over a three year period; however, because the executives are retirement eligible, the values included in the table above represent the full compensation expense of the grant recorded in AptarGroup’s financial statements as determined pursuant to FAS 123R. The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the RSU values are included in Note 15, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2008, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009 (“AptarGroup’s Financial Statements”). The number of RSUs granted to Messrs. Hagge and Ruskoski with respect to 2008 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the bonus taken in RSUs and the additional 20% on this amount by the closing market price of our common stock ($29.72) on February 4, 2009, the date of grant.

Amounts Included In
Stock Awards
	Amounts Included In	Column For
	Stock Awards Column	Additional 20% On
	Above Taken In Lieu	Amounts Taken
	Of Cash	In Lieu of Cash	Combined Total
	($) / (# RSUs)	($) / (# RSUs)	($) / (# RSUs)

S. Hagge	$50,000/1,682	$10,000/337	$60,000/2,019
E. Ruskoski	$43,900/1,477	$8,780/296	$52,680/1,773

(3)	Option Award compensation represents the expense recorded in AptarGroup’s Financial Statements as determined pursuant to FAS 123R. The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the expense related to options granted in 2008, 2007 and 2006, can be found in Note 15, “Stock-Based Compensation” to AptarGroup’s Financial Statements.

(4)	Mr. Hagge elected to take the following non-equity incentive compensation plan amounts with respect to 2008 performance in the form of cash and RSUs, respectively, cash — $568,000, RSUs — $50,000 (total $618,000). Mr. Ruskoski elected to take the following non-equity incentive compensation plan amounts with respect to 2008 performance in the form of cash and RSUs, respectively, cash — $102,400, RSUs — $43,900 (total $146,300).

(5)	All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements. Mr. Pfeiffer is eligible to receive full pension benefits (defined as 60% of his final year’s base salary) at age 60. Messrs. Hagge, de Pous, Ruskoski, Fourment and Kuhn are eligible to receive full pension benefits once they reach age 65.

(6)	Amount of other compensation in 2008 for Mr. Pfeiffer is comprised of approximately $22,000 relating to a company-provided automobile with the remainder relating to company-provided term life insurance and reimbursement for company-required travel expenses for his spouse. Amounts of other compensation for Messrs. Hagge and Ruskoski in 2008 include Company contributions to profit sharing and savings plans, premiums related to Company-provided supplemental disability, term life insurance, club dues, and reimbursement for company-required travel expenses for their spouses. The amounts of other compensation for Messrs. de Pous, Fourment and Kuhn in 2008 include Company contributions to profit sharing and savings plans.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

The table below includes information regarding the estimated possible bonus amounts for 2008 for each named executive officer relating to their annual bonus formulas.

The table below also includes information regarding grants of stock options in 2008 and grants of RSUs that were awarded in 2008 in connection with the executive’s 2007 bonus if the executive elected to receive a portion of the 2007 bonus in the form of RSUs in lieu of cash. The grant date fair value of restricted stock units is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup’s common stock on the New York Stock Exchange on the date of grant. The grant date fair value of option awards represents the value of the option awards as determined under FAS 123R.

GRANTS OF PLAN-BASED AWARDS
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:		Grant Date
		Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards			Shares of	Securities	Base Price	Stock and
					Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)(4)	(#)	($/Sh)	($)
P. Pfeiffer	01/16/08	—	—	—	—	155,000	37.52	1,553,100

	02/08/08	—	—	1,600,000	—	—	—	—

S. Hagge	01/16/08	—	—	—	—	82,500	37.52	826,650

	02/08/08	—	—	1,200,000	1,742	—	—	60,000

O. de Pous	01/16/08	—	—	—	—	45,000	37.52	450,900

	02/08/08	—	—	779,000	—	—	—	—

E. Ruskoski	01/16/08	—	—	—	—	45,000	37.52	450,900

	02/08/08	—	—	770,000	1,254	—	—	43,200

O. Fourment	01/16/08	—	—	—	—	45,000	37.52	450,900

	02/08/08	—	—	779,000	—	—	—	—

R. Kuhn	01/16/08	—	—	—	—	13,000	37.52	130,260

	09/30/08	—	—	480,000	—	—	—	—

(1)	The bonus programs allow for reduction factors that would result in zero bonus should the Company’s results significantly fall short of averages of the past several years and there are no set thresholds.

(2)	The Company does not establish incentive targets. See our “Compensation Discussion and Analysis” for further information regarding bonus programs.

(3)	The maximum bonus allowed under our bonus plans is 200% of salary.

(4)	Amounts represent RSUs granted to the named executive officers at their election to receive RSUs in lieu of a portion of their 2007 cash bonus (paid/awarded in 2008) and an additional 20% of the elected amount granted to those officers making such election. Also, on February 4, 2009, Messrs. Hagge and Ruskoski were awarded RSUs in lieu of a portion of their 2008 cash bonus at their election, and an additional 20% of the elected amount. See note (2) to the “Summary Compensation Table” for further information on the February 2009 grants.

The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)
P. Pfeiffer	88,000	—	14.03	01/22/11	—	—

	120,000	—	14.96	01/21/12	—	—

	140,000	—	15.13	01/20/13	—	—

	140,000	—	20.06	06/03/14	—	—

	140,000	—	24.25	01/19/15	—	—

	93,333	46,667	27.01	01/18/16	—	—

	46,667	93,333	30.45	01/17/17	—	—

	—	155,000	37.52	01/16/18	—	—

S. Hagge	—	—	—	—	3,775	133,031

	40,000	—	11.38	01/26/10	—	—

	40,000	—	14.03	01/22/11	—	—

	52,000	—	14.96	01/21/12	—	—

	70,000	—	15.13	01/20/13	—	—

	70,000	—	20.06	06/03/14	—	—

	70,000	—	24.25	01/19/15	—	—

	46,667	23,333	27.01	01/18/16	—	—

	23,334	46,666	30.45	01/17/17

	—	82,500	37.52	01/16/18	—	—

O. de Pous	22,000	—	14.96	01/21/12	—	—

	34,000	—	15.13	01/20/13	—	—

	34,000	—	20.06	06/03/14	—	—

	34,000	—	24.25	01/19/15	—	—

	22,667	11,333	27.01	01/18/16	—	—

	11,334	22,666	30.45	01/17/17	—	—

	—	45,000	37.52	01/16/18	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)
E. Ruskoski	—	—	—	—	1,545	54,446

	34,000	—	14.96	01/21/12	—	—

	34,000	—	15.13	01/20/13	—	—

	34,000	—	20.06	06/03/14	—	—

	34,000	—	24.25	01/19/15	—	—

	22,667	11,333	27.01	01/18/16	—	—

	11,334	22,666	30.45	01/17/17	—	—

	—	45,000	37.52	01/16/18	—	—

O. Fourment	34,000	—	24.25	01/19/15	—	—

	22,667	11,333	27.01	01/18/16	—	—

	11,334	22,666	30.45	01/17/17	—	—

	—	45,000	37.52	01/16/18	—	—

R. Kuhn	2,500	—	14.03	01/22/11	—	—

	5,000	—	14.96	01/21/12	—	—

	5,000	—	15.13	01/20/13	—	—

	5,500	—	20.06	06/03/14	—	—

	5,500	—	24.25	01/19/15	—	—

	4,000	2,000	27.01	01/18/16	—	—

	2,134	4,266	30.45	01/17/17	—	—

	—	13,000	37.52	01/16/18	—	—

(1)	Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January	January	January
	2009	2010	2011	Total

P. Pfeiffer	145,000	98,333	51,667	295,000
S. Hagge	74,166	50,833	27,500	152,499
O. de Pous	37,666	26,333	15,000	78,999
E. Ruskoski	37,666	26,333	15,000	78,999
O. Fourment	37,666	26,333	15,000	78,999
R. Kuhn	8,467	6,466	4,333	19,266

(2)	Stock options are granted with an exercise price equal to closing price of AptarGroup’s common stock on the New York Stock Exchange on the date of grant.

(3)	Stock awards represent RSUs that were granted in connection with elections by the executive officers to receive a portion of their annual bonuses in the form of RSUs in lieu of cash. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February	February	February
	2009	2010	2011	Total

S. Hagge	1,961	1,233	581	3,775
E. Ruskoski	709	418	418	1,545

(4)	The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 31, 2008, which was $35.24 per share.

Option Exercises and Stock Vested

The table below provides information on stock option exercises and the vesting of RSUs in 2008.

OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
P. Pfeiffer	—	—	—	—

S. Hagge	27,000	823,399	2,195	78,539

O. de Pous	—	—	—	—

E. Ruskoski	68,000	2,184,330	695	25,263

O. Fourment	34,000	755,310	—	—

R. Kuhn	2,500	78,725	—	—

(1)	Value realized represents the difference between the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of exercise and the exercise price of the option award.

(2)	Value realized represents the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

Mr. Pfeiffer’s employment agreement provides for employment through December 31, 2011 at a minimum salary of $800,000 per year (which is the 2009 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement. The Employment Agreement automatically extends for one additional year each December 31, unless terminated, but will not in any case extend beyond June 28, 2013. AptarGroup or Mr. Pfeiffer may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date.

If employment ends on account of death, Mr. Pfeiffer’s estate will receive one-half of the annual salary that Mr. Pfeiffer would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Pfeiffer is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Pfeiffer terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Pfeiffer is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of AptarGroup, if Mr. Pfeiffer’s employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Pfeiffer terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Pfeiffer is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of life insurance benefits for two years. In the event that such payments subject Mr. Pfeiffer to excise tax under Section 4999 of the Internal Revenue Code, Mr. Pfeiffer would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Pfeiffer from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

Because Mr. Pfeiffer is a citizen and principal resident of Germany, certain employment benefits, including medical and life insurance benefits, and retirement benefits have been provided in agreements between Mr. Pfeiffer and a German subsidiary of AptarGroup. On October 17, 2007, AptarGroup’s German subsidiary entered into a new Employment Agreement and Supplement to the Pension Scheme Arrangement with Mr. Pfeiffer. The new German Employment Agreement, which does not provide for salary in addition to the salary described above, became effective on January 1, 2008 and the previous German Employment Agreement terminated on that date. Further information regarding Mr. Pfeiffer’s pension arrangement is found under “Pension Benefits”.

Mr. Hagge’s employment agreement provides for employment through December 1, 2011 at a minimum salary of $600,000 (which is the 2009 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. The agreement automatically extends for one additional year each December 1, but will not in any case extend beyond December 1, 2013. AptarGroup or Mr. Hagge may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

If employment ends on account of death, Mr. Hagge’s estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of AptarGroup, if Mr. Hagge’s employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of medical, disability and life insurance benefits for two years. In the event that such payments subject Mr. Hagge to excise tax under Section 4999 of the Internal Revenue Code, Mr. Hagge would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

Mr. Ruskoski’s employment agreement contains terms that are substantially identical to Mr. Hagge’s agreement, including the date the agreement expires and related extension provisions, except that Mr. Ruskoski’s agreement provides that he will receive a minimum salary of $390,000 (which is the 2009 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement.

The employment agreements of Messrs. de Pous and Fourment are in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreements of Messrs. de Pous and Fourment remain in effect for an unlimited period; however, the Company and each executive have the right to terminate the agreement according to local law. The agreements provide for minimum annual salaries to Messrs. de Pous and Fourment of $385,000 each (which is the 2009 local currency salary approved by the Compensation Committee translated using the December 31, 2008 exchange rate). The agreements contain certain noncompetition and nonsolicitation covenants prohibiting Messrs. de Pous and Fourment from, among other things, becoming employed by a competitor of AptarGroup for a period of two years following termination (no matter the reason for termination) and that Messrs. de Pous and Fourment will receive payments as described under “Potential Payments Upon Termination of Employment”.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment”.

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup’s non-qualified supplemental retirement plan (“SERP”). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Messrs. Pfeiffer, de Pous and Fourment are not eligible to receive benefits under the Pension Plan but, as described below, they are entitled to other pension benefits.

Non-U.S. Employees

Mr. Pfeiffer has an individual retirement agreement that is customary for executives of similar rank in Europe that provide for a defined benefit upon retirement Mr. Pfeiffer’s pension agreement provides him with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s base salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Mr. Pfeiffer’s pension agreement provides for a one percent increase in his pension benefit for each year of employment after age 60 until he attains 65 years of age. Benefits are not subject to reduction for Social Security or other offset items. Messrs. de Pous and Fourment are entitled to certain retirement indemnity benefits in accordance with the French Collective Bargaining Agreement of the Plastics Industry. Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Messrs. de Pous and Fourment are eligible for benefits pursuant to a supplemental pension plan available to certain European executives. This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to

10% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s pension for life. Pension benefits would normally commence at age 65, but reduced benefits are available after age 55.

The table below includes information relating to the defined benefit retirement plans of each NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2008 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements.

PENSION BENEFITS
		Number of
		Years of
		Credited	Present Value of
		Service	Accumulated Benefit
Name	Plan Name (1)	(#) (2)	($)
P. Pfeiffer	Retirement Agreement	n/a	8,133,231

S. Hagge	Employees’ Retirement Plan	27	444,243

	Supplemental Retirement Plan	27	752,756

O. de Pous	Retirement Indemnities	16	248,514

	Pension Plan	16	1,046,307

E. Ruskoski	Employees’ Retirement Plan	33	638,537

	Supplemental Retirement Plan	33	472,248

O. Fourment	Retirement Indemnities	24	187,452

	Pension Plan	24	336,655

R. Kuhn	Employees’ Retirement Plan	21	149,496

	Supplemental Retirement Plan	21	16,493

(1)	The retirement agreements and plans of Messrs. Pfeiffer, de Pous and Fourment represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)	The retirement agreement of Mr. Pfeiffer is based on a percentage of final pay and therefore years of credited service are not considered in determining his pension payments.

Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2008.

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/08)	Other	Benefits
P. Pfeiffer

• Normal Expiration of Employment Agreement	$800,000	$3,000	—	—	$803,000

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$2,400,000	$9,000	—	$84,600	$2,493,600

• Involuntary or Good Reason Termination After a CIC	$2,900,000	$6,000	$831,600	—	$3,737,600

• Disability	$750,000	—	$831,600	—	$1,581,600

• Death	$800,000	—	$831,600	—	$1,631,600

S. Hagge

• Normal Expiration of Employment Agreement	$600,000	$10,500	—	—	$610,500

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$1,750,000	$40,000	—	$43,800	$1,833,800

• Involuntary or Good Reason Termination After a CIC	$2,350,000	$27,400	$548,800	—	$2,926,200

• Disability	$400,000	—	$548,800	—	$948,800

• Death	$600,000	—	$548,800	—	$1,148,800

O. de Pous

• Normal Expiration of Employment Agreement	—	—	—	—	—

• Voluntary or With Cause Termination	$371,000	—	—	—	$371,000

• Involuntary Termination	$704,600	—	—	—	$704,600

• Involuntary or Good Reason Termination After a CIC	$704,600	—	$202,000	—	$906,600

• Disability	—	—	$202,000	—	$202,000

• Death	—	—	$202,000	—	$202,000

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/08)	Other	Benefits
E. Ruskoski

• Normal Expiration of Employment Agreement	$385,000	$11,000	—	—	$396,000

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$1,122,900	$41,400	—	$32,100	$1,196,400

• Involuntary or Good Reason Termination After a CIC	$1,151,200	$28,400	$256,400	—	$1,436,000

• Disability	$256,700	—	$256,400	—	$513,100

• Death	$385,000	—	$256,400	—	$641,400

O. Fourment

• Normal Expiration of Employment Agreement	—	—	—	—	—

• Voluntary or With Cause Termination	$371,000	—	—	—	$371,000

• Involuntary Termination	$893,700	—	—	—	$893,700

• Involuntary or Good Reason Termination After a CIC	$893,700	—	$202,000	—	$1,095,700

• Disability	—	—	$202,000	—	$202,000

• Death	—	—	$202,000	—	$202,000

R. Kuhn

• Normal Expiration of Employment Agreement	—	—	—	—	—

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	—	—	—	—	—

• Involuntary or Good Reason Termination After a CIC	$402,500	—	$36,900	—	$439,400

• Disability	—	—	$36,900	—	$36,900

• Death	—	—	$36,900	—	$36,900

Normal Expiration of Employment Agreement

As a condition to the employment agreements of Messrs. Pfeiffer, Hagge and Ruskoski, each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health, term life, and disability insurance premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn are not entitled to additional benefits if they voluntarily terminate their employment or they are terminated with cause. With voluntary termination, Messrs. de Pous and Fourment may receive monthly payments in accordance with the non-competition clauses of their respective contracts equal to 50% of their former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause. Equity awards granted to NEOs continue to vest upon retirement and Messrs. Pfeiffer, Hagge, de Pous and Ruskoski are retirement eligible. For a description of the value of outstanding equity awards as of December 31, 2008, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.

Involuntary Termination

For Messrs. Pfeiffer, Hagge and Ruskoski, amounts shown above represent the base salaries and, if applicable, health and welfare benefits, and the use of a company-provided automobile (incremental cost to the company shown in the “Other” column above) that each named executive would be entitled to receive over the remaining term of their employment agreements. Amounts would be paid and benefits would be provided on a monthly basis for the remaining term of each respective agreement. Cash payment amounts shown for Messrs. de Pous and Fourment represent payments that would be required under the French Collective Bargaining Agreement of the Plastics Industry and monthly payments in accordance with the non-competition clauses of their respective contracts equal to 50% of their former monthly salary for a period of two years from the date of termination. The French Collective Bargaining Agreement of the Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Messrs. Pfeiffer, Hagge and Ruskoski represent, according to their employment agreements and the CIC provisions therein, two times their highest annualized salary during the 12 month period preceding the termination and two times their highest annualized bonus amounts earned or payable in the past three fiscal years. Cash payment amount shown for Mr. Kuhn represents, according to his severance agreement and the CIC provisions therein, one times his highest annualized salary during the 12 month period preceding the termination and one times his highest annualized bonus amounts earned or payable in the past three fiscal years. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn also provide for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination. Cash payment amounts shown for Messrs. de Pous and Fourment are identical to the payments described above under “Involuntary Termination” in accordance with their agreements.

AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2008. Further information regarding unvested stock options and RSUs can be found under “Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End”. The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 31, 2008 (“Closing Price”) which was $35.24 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

The employment agreement of Mr. Pfeiffer provides for cash payments equal to base salary less standard social security benefits paid over a period of twelve months should he become disabled and this total is presented in the above table. The employment agreements of Messrs. Hagge and Ruskoski provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. Such payments are covered under insurance policies paid for by AptarGroup. The cash payment amounts included in the above table for Messrs. Hagge and Ruskoski represents one year of disability payments under this scenario. In addition, AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

The employment agreements of Messrs. Pfeiffer, Hagge and Ruskoski provide for death benefits equal to their annual base salary. AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

The named executives are not entitled to additional benefits if there is a CIC without termination other than the acceleration of equity award vesting that is triggered by the CIC event.

Non-compete Information

The agreements of each NEO contain noncompetition clauses. The agreements of Messrs. Pfeiffer, Hagge and Ruskoski require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company. The agreements of Messrs. de Pous and Fourment require that each executive will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company for up to two years following termination for any reason and that under this arrangement, they will receive monthly payments equal to 50% of their former monthly salary for a period of two years from the date of termination. Payments would not be made to Messrs. de Pous and Fourment if they were terminated with cause. Mr. Kuhn’s agreement includes a provision that requires for one year after termination in the case of termination for good reason following a CIC, that each he will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company.

Tax Gross-Ups

The agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn provide for tax gross-up payments if excise taxes are triggered in connection with termination-related compensation. Based on current information, none of the compensation under any of the termination scenarios would trigger excise taxes and, therefore, no tax gross-up amounts would be necessary.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits”.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2008, relating to AptarGroup’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be		under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	7,922,566 (2)	$24.48 (3)	4,722,929

(1)	Plans approved by stockholders include the AptarGroup Stock Awards Plans, 2008 Stock Option Plan and Director Stock Option Plans.

(2)	Includes 21,739 RSUs.

(3)	RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table contains information with respect to the beneficial ownership of common stock, as of March 12, 2009, by (a) the persons known by AptarGroup to be the beneficial owners of 5% or more of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options
			Exercisable
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 12, 2009
Neuberger & Berman LLC(3) 605 Third Avenue New York, NY 10158	8,218,399	12.1	—

State Farm Mutual Automobile Insurance Company (4) One State Farm Plaza Bloomington, IL 61710	6,275,769	9.3	—

Stefan A. Baustert	12,000	*	12,000

Alain Chevassus	18,500	*	4,000

Olivier de Pous	215,417	*	195,667

Olivier Fourment	154,239	*	105,667

Rodney L. Goldstein (5)	28,000	*	24,000

Ralph Gruska	14,800	*	12,000

Leo A. Guthart(6)	118,021	*	32,000

Stephen J. Hagge(7)	538,567	*	486,167

King W. Harris(8)	410,412	*	32,000

Robert W. Kuhn	48,895	*	38,101

Peter H. Pfeiffer	1,887,122	2.8	913,000

Eric Ruskoski	221,029	*	207,667

Carl A. Siebel	1,020,000	1.5	920,000

Dr. Joanne C. Smith(9)	33,747	*	32,000

Ralf K. Wunderlich	1,350	*	—

All Directors, Director Nominees and Executive Officers as a Group (15 persons)(10)	4,722,099	6.7	3,206,269

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 12, 2009.

(2)	Based on 67,682,749 shares of common stock outstanding as of March 12, 2009 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)	The information as to Neuberger & Berman LLC and related entities (“Neuberger & Berman”) is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the sole power to vote 106,513 shares, the shared power to vote 6,696,500 shares and the shared power to dispose of 8,218,399 shares.

(4)	The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 6,275,769 shares.

(5)	Mr. Goldstein shares the power to vote and dispose of 4,000 shares.

(6)	Mr. Guthart shares the power to vote and dispose of 86,021 shares.

(7)	Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(8)	Mr. Harris shares the power to vote and dispose of 156,868 shares.

(9)	Dr. Smith shares the power to vote and dispose of 1,407 shares.

(10)	Includes 257,734 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

TRANSACTIONS WITH RELATED PERSONS

AptarGroup or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of 5% or more of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with AptarGroup’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each director is considered a “disinterested” director and therefore are approving related party transactions from this perspective.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered Related Party Transactions:

•	executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors

•	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company

•	indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business

•	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis

Pursuant to this policy, the Audit Committee approves or ratifies all related party transactions, including those involving NEOs and directors as described below.

Mr. Peter Pfeiffer owns 12.5% of the equity and occupies a paid supervisory board position with a packaging filling company located in Switzerland. In 2008, Mr. Pfeiffer received approximately $9,000 in director fees related to this position. In 2008, this company purchased approximately $100,000 of products from an AptarGroup subsidiary. It is expected that AptarGroup’s subsidiary will continue to sell product to this company in the normal course of business in 2008. Mr. Pfeiffer was not involved in the pricing, sales or purchasing decisions on these transactions.

In 2008, AptarGroup extended a one-year Consulting Agreement with Carl Siebel Consulting GmbH, that became effective January 1, 2009 (“Consulting Agreement”). The Consulting Agreement may be extended by AptarGroup for additional one-year terms. Compensation for the consulting services to be provided by Mr. Siebel during the year ending December 31, 2009 will be €165,000 (same as the amount for 2008) or approximately $230,000 using current exchange rates and will be paid in equal monthly installments. Pursuant to the Consulting Agreement, which includes a noncompete provision, Carl Siebel Consulting GmbH will be an independent contractor, and Mr. Siebel will not be an employee, of AptarGroup.

Mr. Andreas Siebel is the son of Mr. Carl A. Siebel, the Company’s former President and Chief Executive Officer until his retirement on December 31, 2007 and a Director of AptarGroup. In 2008, Mr. Andreas Siebel served in the capacity of Sales Manager for one of AptarGroup’s European subsidiaries and received salary and bonus compensation of approximately $200,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2008 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of AptarGroup’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

Management is responsible for AptarGroup’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

During the course of the fiscal year ended December 31, 2008, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from AptarGroup and AptarGroup’s management. In considering the independence of AptarGroup’s independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 2 — Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2009”.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Leo A. Guthart (Chair)
Stefan A. Baustert
Rodney L. Goldstein
Ralph Gruska

OTHER MATTERS

Proxy Solicitation

AptarGroup will pay the cost of soliciting proxies for the annual meeting. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

AptarGroup’s Annual Report/Form 10-K for the year ended December 31, 2008 is being made available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Stockholder Proposals

In order to be considered for inclusion in AptarGroup’s proxy materials for the 2010 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 22, 2009. In addition, AptarGroup’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company’s Bylaws if the stockholder were making the nomination directly.

Stockholders at the 2009 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 12, 2009, who is entitled to vote at the annual meeting and who has given AptarGroup’s Secretary timely written notice, in proper form, of the stockholder’s proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2009 annual meeting must have been received by the Secretary on or after January 31, 2009 and on or prior to March 1, 2009. The 2010 annual meeting is expected to be held on May 5, 2010. A stockholder proposal or nomination intended to be brought before the 2010 annual meeting must be received by the Secretary on or after February 4, 2010 and on or prior to March 6, 2010. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup’s Bylaws.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
March 20, 2009

475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 VOTE BY INTERNET — www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AptarGroup, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: APTAG1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AptarGroup, Inc. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Nominees for Election of Directors: 0 0 0 01) Stefan A. Baustert 02) Rodney L. Goldstein 03) Leo A. Guthart 04) Ralf K. Wunderlich For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2009. 0 0 0 IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report/Form 10K are available at www.proxyvote.com. AptarGroup, Inc. 475 West Terra Cotta Ave., Suite E Crystal Lake, IL 60014 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 6, 2009, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees and FOR proposal 2. This proxy revokes any proxy previously given.

APTARGROUP, INC. ** IMPORTANT NOTICE ** Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 6, 2009 You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and Annual Report/Form 10-K for the year ended December 31, 2008 are available at www.proxyvote.com. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 Proxy Materials Available • Notice and Proxy Statement • Annual Report/Form 10-K for the year ended December 31, 2008 PROXY MATERIALS — VIEW OR RECEIVE You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed below on or before 4/22/09. HOW TO VIEW MATERIALS VIA THE INTERNET Have the 12 Digit Control Number available and visit: www.proxyvote.com HOW TO REQUEST A COPY OF MATERIALS 1) BY INTERNET - www.proxyvote.com 2) BY TELEPHONE — 1-800-579-1639 3) BY E-MAIL* — sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line. See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information Meeting Type: Annual Meeting Purpose: To vote on the proposals found on the next page. Meeting Date: 5/6/09 Meeting Time: 9:00 AM CDT For holders as of: 3/12/09 Meeting Location: Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Meeting Directions: For directions to the Annual Meeting of Stockholders of AptarGroup, Inc., please call 1-815-477-0424. How To Vote Vote In Person Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items The Board of Directors recommends a vote FOR ALL Director Nominees and FOR proposal 2. 1. Nominees for Election of Directors: 01) Stefan A. Baustert 02) Rodney L. Goldstein 03) Leo A. Guthart 04) Ralf K. Wunderlich 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2009. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING.